UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 25, 2005

                             HPL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                                    000-32967
                            (Commission File Number)

            Delaware                                        77-0550714
(State or other jurisdiction                             (I.R.S. Employer
      of incorporation)                                   Identification No.)




                          2033 Gateway Place, Suite 400
                           San Jose, California 95110
             (Address of principal executive offices, with zip code)

                                 (408) 437-1466
              (Registrant's telephone number, including area code)



     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 2.06         Material Impairment.

     On October 3, 2005, HPL Technologies, Inc., a Delaware corporation ("HPL" or the "Company"), announced that it had entered into an Agreement of Merger, dated as of October 2, 2005 (the "Merger Agreement") with Synopsys, Inc. a Delaware corporation ("Synopsys"), and Snap Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Synopsys ("Merger Sub"), providing for the merger of Merger Sub with and into HPL (the "Merger"), with HPL surviving the Merger as a wholly-owned subsidiary of Synopsys.

     At the effective time of the Merger, each share of HPL common stock issued and outstanding (other than shares held by Synopsys or stockholders who have perfected their appraisal rights) will be automatically converted into the right to receive $0.30 in cash, without interest (or approximately $13 million in the aggregate). Prior to the effective time of the Merger, HPL will cause all outstanding options to be accelerated and converted into the right to receive cash in the amount equal to the excess, if any, of (i) $0.30 over (ii) the exercise price payable in respect of the shares subject to such option. The transaction is subject to approval by HPL stockholders and customary closing conditions.

     Based on the terms of the proposed Merger, the Company has determined that the goodwill of $27.7 million recorded on the books of the Company at June 30, 2005 is impaired and will be written down during the quarter ended September 30, 2005. While the Company is currently in the process of deteriming the extent of the impairment charge which will be recorded, the Company expects that the charge will exceed $20 million. This impairment charge will have no impact on future cash expenditures by the Company.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             HPL TECHNOLOGIES, INC.



Date:  October 25, 2005              By:  /s/ Michael P. Scarpelli
                                          --------------------------
                                          Michael P. Scarpelli
                                          Chief Financial Officer



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